Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Names Thomas Aebischer Executive Vice President and Chief Financial Officer

HOUSTON and LONDON – Nov. 6, 2015 — LyondellBasell (NYSE: LYB), one of the world’s largest plastics, chemical and refining companies, today announced that Thomas Aebischer has been appointed Executive Vice President and Chief Financial Officer (CFO) effective Jan. 1, 2016.

“Thomas is a highly experienced and accomplished leader who brings a global perspective, deep knowledge of financial markets and significant experience at the executive level of large, multinational companies. Given his past experience and success in a variety of financial positions all over the world, I am very confident that he will be a tremendous asset as we continue to execute our long-term growth strategy,” said Bob Patel, LyondellBasell’s Chief Executive Officer.

Mr. Aebischer joins LyondellBasell after having served in a variety of positions, including CFO, over a nearly 20-year career with Holcim, one of the largest cement, concrete and aggregates companies in the world. Holcim merged with Lafarge in 2015.

In his role as Holcim’s CFO, Mr. Aebischer’s responsibilities included the company’s information technology, accounting and administration, investor relations, risk management and procurement functions. Earlier in his career, Mr. Aebischer held positions with PricewaterhouseCoopers and the Bern cantonal tax authorities in Switzerland.

“LyondellBasell’s transformation into one of the premier companies in the petrochemical industry is very impressive,” said Mr. Aebischer. “It is truly an honor to join Bob and his team of leaders who share a relentless focus on safety, operational excellence and the creation of shareholder value.”

As LyondellBasell’s CFO, Mr. Aebischer will be nominated to serve as a member of the Company’s management board and will be responsible for leading the Company’s treasury, information technology, tax, finance and accounting functions. Mr. Aebischer will report directly to Mr. Patel.

Mr. Aebischer is a certified public accountant and alumnus of the Advanced Management Program of Harvard Business School.

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 56 sites in 19 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

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Media Contact:	George F. Smalley	+1 713-309-7575
Investor Contact:	Douglas J. Pike	+1 713-309-7141

LyondellBasell

www.lyondellbasell.com